Ex 3.1

                             ARTICLES OF ASSOCIATION
                                       OF
                         JIAOZUO YI WAN HOTEL CO., LTD.

CHAPTER 1            GENERAL PRINCIPLES
CHAPTER 2            PURPOSE AND BUSINESS SCOPE
CHAPTER 3            TOTAL INVESTMENT AND REGISTERED CAPITAL
CHAPTER 4            BOARD Of DIRECTOR
CHAPTER 5            MEETING OF THE BOARD OF DIRECTORS
CHAPTER 6            MANAGMENT BODY
CHAPTER 7            FINANCE AND ACCOUNTING AND PROFIT DISRTRIBUTION
CHAPTER 8            FOREIGN EXCHANGE CONTROL
CHAPTER 9            STAFF AND WORKERS
CHAPTER 10           INSURANCE
CHAPTER 11           TERM, TERMINAITON AND LIQUIDATION
CHAPTER 12           SOLUTION OF DISPUTES
CHAPTER 13           APPLICABLE LAW
CHAPTER 14           EFFECTIVENESS OF THE ARTICLES

                          Chapter 1 General Principles

Article 1. In accordance with "the Law of the P.R. China on Joint Venture Using
Chinese and Foreign Investment", Guandong Shunao Industry and Commerce Co.
Shunde City Guangdong Province China (herein after called Party A) and Yi Wan
Group. Inc. (hereinafter called Party B) signed a contract in Jiaozuo Henan
China on January 2th, in 2000 to establish a joint Cooperation called Jiaozuo Yi
Wan Hotel Co., Ltd. (herein after called Joint Cooperation), for which this constitution is formed.

Article 2. Name of Joint Corporation: Jiaozuo Yi Wan Hotel Co., Ltd. The Legal
Address of the Joint Corporation: No.189. Middle
Minzhu Road, Jiaozuo City, Henan Province, P.R. China.

Article 3. Names of Both Parties and Legal Addresses:

     Party A: Guandong Shunao Industry and Commerce Co.
     Address: No.6 Yuejin Road, Daliang Town, Shunde City
              Guangdong Province P.R. China.

     Party B: Yi Wan Group Inc.
     Address: 2503 W. GARDNER CT. TAMPA FL 33611 U.S.A.

Article 4. The form of organization of the Joint Venture shall be a limited liability company. The liability of each Party is limited to its contribution of registered capital contributed under this Contract. The Joint Venture is responsible to third parties to the full extent of its property. No Party has any responsibility for the other Parties, the Joint Venture or a third party for any losses of the Joint Venture or claims against the Joint Venture except according to any guaranty provided by each Party. If any Party, entrusted by the
Joint Venture in writing, acts on behalf of the Joint Venture and such acts lead to claims for compensation by a third party, the Joint Venture shall compensate such Party's for its expenses and all losses with such claims and responsibility. Subject to the foregoing provisions, all Parties shall share the profits, losses and risks of the Joint Venture according to the amount of their respective registered capital in the Joint Venture.

Article 5. The Joint Venture is a Chinese Corporation governed and protected by law of the People's Republic of China ,and all of its business shall be in accordance with China's Laws and other rules.

                      Chapter 2 Purpose and Business Scope

Article 6. The purposes of the Joint Venture shall be, in conformity with the wish of strengthening economic cooperation and technical exchanges, to improve the product quality and the production capacity, develop new products and gain competitive position in both the domestic and international markets in quality, variety and price by adopting advanced technology, and scientific, management methods, so as to constantly raise economic results and, ensure satisfactory economic benefits for each Party.

Article 7. The scope of production and business of the Joint Venture shall be to provide up-scale lodging, food and beverage, entertainment and meeting and conference facility services. The products made by the Joint Venture shall be sold on the domestic market. The Joint Venture will, on a best efforts basis, investigate the possibilities of selling some of the production on the export market.

                Chapter 3 Total Investment and Registered Capital

Article 8. The total investment of the joint Cooperation is 50,000,000 Yuan RMB and the registered capital is 25,000,000 Yuan RMB.

Article 9. The respective investments of Party A and Party B.

     Party A: 2,500,000 Yuan RMB, for 10% of the registered capital.

     Party B: 22,500,000 Yuan RMB (US $2,710,000), for 90% of the registered capital.

     The difference between the total investment and the registered capital shall be made up by Party B.

Article 10. Party A and Party B shall provide their respective share of funds within the time limit as stipulated in the Joint Venture contract.

Article 11. Responsibilities.

     (a). During the cooperation period, both parties shall make efforts to achieve the Joint Venture's purpose and goals in the most effective ways and fulfill their respective duties and responsibilities.

     (b). Party A shall make all necessary preparations for setting up the Joint
     Venture corporation in a timely fashion and shall be responsible for all of the other matters entrusted to it by the Joint Venture corporation.

     In addition, Party A shall be responsible for and assist the Joint Venture in all affairs related to its business, including the application for permission, certificates and licenses related to security and hygiene, environmental affairs, product and product formulation approval, the sale of products on a foreign currency basis, and other affairs requested by the governmental authorities

     (c). Party B shall be responsible for the selection and assistance in the procurement of reasonably priced machines, equipment and material which are otherwise impossible to be obtained in China, or for the consideration of the competitiveness of their price, quality, performance and other factors which require the Joint Venture to import from outside China, and other project affairs; the installation and adjustment of equipment; and the training of Joint Venture managerial, administrative, technical and sales personnel.

Article 12. Capital Transfer.

     (a). During the term of the Joint Venture, the Joint Venture corporation shall not reduce its amount of total investment.

     (b). Any party that intends to transfer its invested money equity interest whether partially or completely, shall get not have the authority to do so without the consent of other party. When one party does intend to transfer, the other party shall automatically have the priority to what is to be transferred.

     When one Party wishes to assign, sell or dispose of its total or partial registered capital, it shall send a written notice to the other Party setting forth the terms and conditions of the assignment, sale or other methods of disposal. The other Party shall have the priority to purchase in proportion to their respective shares of registered capital the above-mentioned registered capital (ownership) according to the terms and conditions described in the notice.

     If no Party of this Contract exercises its priority right within ninety
     (90) days after it receives written notice of the intent to so exercise, the selling Party may assign, sell or dispose of its registered capital, in total or in part, as set out in the notice; however, it shall not give the buyer terms or conditions of better preferential treatment to the buyer than those listed in the notice.  The selling Party shall present to other
     Party copies of written agreement of the sale or assignment.

     Provided there is no other agreement to the contrary among the Parties hereto, the business, other contract liabilities, fulfilment of the liabilities and the structural organization shall not be affected in any way by this assignment or sale.

     Any sale or assignment under this Contract shall be within the scope provided by law, and subject to the approval of the examination and approval authority.

     The Joint Venture shall apply to the Agency for Registration and
     Administration to fulfill the formalities related to the change.

     (c). The Joint Venture corporation's registered capital shall not be increased or reduced unless all parties, including the Board of Directors of the Joint Venture corporation give their consent and the original examining and approving authority gives its ratification.

     (d). After the unanimous resolution by Board of Directors approving the increase, decrease or transfer of the registered  capital of the Joint
     Venture corporation, the registered capital may be increased, reduced or transferred, as approved by the Board of Directors.  Any such change shall be reported to and subject to approval by the original examining and approving authority and shall again be registered with the original registration authority.

                          Chapter 4 Board Of Directors

Article 13. The Joint Venture shall establish the Board of Directors. The Board of Directors is the highest power organ of the Joint Venture.

Article 14. The Board of Directors is responsible for all important issues related to the Joint Venture. Its duties are as follows:

     (a)  Ratify important reports of the General Manager such as the production schedule, annual business report, funds, and loans;

     (b)  Ratify the annual accounting report, receipts and expenditures budget, and annual profit distribution plan;

     (c)  Approve important rules and regulations of the Joint Venture;

     (d)  Decide the establishment of branches of the Joint Venture;

     (e)  Revise the Articles of Association;

     (f)  Discuss and decide the termination of production, expiration of the
          Joint Venture and its combination with other economic organizations;

     (g)  Decide the employment of the General Manager, senior managers and senior technicians;

     (h)  Be responsible for the termination of the Joint Venture and its liquidation upon expiration;

     (i)  Decide all other important issues related to the Joint Venture.

Article 15. The Board of Directors shall consist of seven (7) members. Party A shall appoint three (3) members. Party B shall appoint four (4) members.

Article 16. The term of office of members of the Board shall be four (4) years which can be extended if the appointing Party so decides. The Chairman of the
Board shall be elected from members nominated by Party B. The Vice Chairman shall be elected form members nominated by Party A.

Article 17. If there is a vacancy arising from the retirement, resignation, illness, inability in performance, or death among the members of the Board, or if one Party terminates its appointed member, the nominating Party shall appoint a successive member to the post, to serve the remaining term of previous member.

Article 18. The Chairman of the Board of Directors is the legal representative of the Joint Venture. However, the Chairman is not permitted to bind the Joint
Venture other than within the power clearly entrusted to him by the Board of
Directors. When the Chairman is not able to fulfill his responsibilities he shall authorize the Vice Chairman or another member of the Board to represent the Joint Venture in his place.

                   Chapter 5 Meeting Of The Board Of Directors

Article 19. The meeting of the Board of Directors shall be held at least once a year, at the place selected by the Board of Directors, in principle, the meeting of the Board shall be held in January or March. The first meeting shall be held within ninety (90) days after the date that the business license is issued.

Article 20. When at least two (2) Board members request in written form to discuss a certain matter, the Chairman shall call for an interim meeting of the
Board after consulting his deputies. The interim meeting shall be called within
7 days of the Chairman's receipt of the request for an interim meeting and held not later than 21 days after the receipt of the request.

Article 21. The following subjects shall be decided only by unanimous approval of the Board of Directors:

     (a). The revision of these Articles of association;
     (b). The increase or assignment of the registered capital of the Joint
          Venture;
     (c). The combination of the Joint Venture with other economic organizations;
     (d). Except as provided in Chapter 11 of these Articles, the liquidation, dissolution or early termination of the Joint Venture.

Article 22. Resolutions with respect to other matters may be adopted by the majority of the Board present at the meeting in person or by proxy.

Article 23. A written resolution signed by all the members of the Board of directors shall have the same effect as those reached in formally held Board meeting with unanimous vote. A written resolution signed by no less that needed members for a legal meeting shall have the same effect as those reached in the formally held Board meeting with majority vote.

Article 24. The Chairman shall make the agenda and schedule for meetings of the
Board of Directors and be responsible to call for and preside over the Board meeting. If the Chairman fails to attend the meeting, the vice-chairman shall be responsible to call for and preside over the Board meeting. All matters that are raised in the meeting shall be fully discussed. All members (if they wish)
should have equal opportunity to express their opinions.

Article 25. If a member is unable to attend meeting, he may write a letter of trust (proxy) to entrust others to attend the meeting in his name. The representative entrusted in this manner shall have the same right and power as the absent member. If a member fails to attend the meeting or entrust others to attend, he shall be deemed as waiving his right to vote in that meeting.

Article 26. The quorum for all Board meetings shall be a simple majority of the total number of directors, present in person or by proxy.

Article 27. For any meeting of the Board of Directors, the members of the Board should be informed at least fourteen (14) days before the meetings. The notice of meeting should include the place and time of the meeting, a detailed agenda of the meeting and matters to be discussed, together with all related reports, documents and other materials. The notice, detailed schedule and related reports, documents and other materials shall be written in Chinese and English.
Records of every meeting of the Board shall be signed by the Chairman and his deputies. The original signed record shall be kept in the files of the Joint
Venture. Copies shall be provided to every member and the legal representatives of all Parties.

Article 28. The Joint Venture should reimburse the Board members and their entrusted representatives' reasonable expenses of transportation, food and accommodation related to Board meetings.

Article 29. The general manager (or the acting general manager) may attend Board meetings but without the right to vote, unless he (or the acting general manager) himself is a Board member or is entrusted by one of the Absent Board members.

Article 30. The meeting records should be written in Chinese and be signed by the Chairman, vice-chairman, and all members of the Board (or their respective proxies). The original signed record should be kept in the files of the Joint
Venture. Its copies should be sent to every Board member and all Parties within fourteen (14) days after the meeting.

Article 31. Any member of the Board who wants to make any revision or supplement to the record should submit his revision of supplementary opinion in written form to the Chairman written seven (7) days after he receives the copy of records.

If there is no objection from the members, the said revision or supplement will enter the formal record. If there is objection from members, the revision of supplement is subject to approval of the meeting of the Board.

                            Chapter 6 Management Body

Article 32. Board of Directors shall appoint one (1) general manager and one (1)
vice-general manager. The general manager shall be nominated by Party B and approved by the Board of Directors. The vice-general manager shall be nominated by Party A and approved by the Board of Directors. The term of office of the general manager and vice-general manager shall be determined by the Board.

Article 33. General manager is responsible for implementing all resolutions of the meetings of the Board of Directors and for organizing and exercising leadership of the daily administrative and management of the Joint Venture The general manager shall consult with the vice-general manager when dealing with serious matters. The vice-general manager shall assist the general manager with his work.

Article 34. Administrative and management body shall employ a certain number of department managers to be in charge of the work of various departments of the
Joint Venture, to implement the works assigned by the general manager, and the vice-general managers and to be responsible to them.

Article 35. General manager and assistant general manager may be dismissed at any time by resolution of the Board of Directors. However, replacements must be chosen in the manner set out in Article 32.

Article 36. Board of Directors shall decide on the salaries and other compensation of the administrative staff.

Article 37. At the invitation of the Board of Directors, the Chairman, vice-chairman and directors can be nominated to work as general manager, assistant general manager and other senior posts.

Article 38. The general manager and assistant general manager shall not be employed full or part time by other economic organizations.

Article 39. The general manager, assistant general manager and other senior staff shall submit written notice (30) days before resigning.

Article 40. The General Manager shall prepare the quarter report summarizing the previous quarter's developments regarding operations and finance and other information requested by the Board of Director. The general manager shall deliver a copy of such report to each. Party and to each Board member.

            Chapter 7 Finance and Accounting And Profit Distribution

Article 41. The Joint Venture shall pay various taxes in accordance with relevant Chinese laws and regulations.

Article 42. Staff members and workers of the Joint Venture shall be responsible for paying their own individual income tax or personal income adjustment tax in accordance with relevant Chinese laws and regulations. After paying their taxes, the ex patriate members of the Joint Venture can remit their money abroad.

Article 43. In accordance with the "Laws of the People's Republic of China on the Joint Ventures using Chinese and Foreign Investment," allocations for a reserve fund, an enterprise expansion fund and a bonuses and welfare fund for the staff and workers shall be decided by the board of directors each year according to the actual business situation and profitability of the Joint
Venture of the after tax profit. The Joint Venture will benefit of all the best fiscal privileges available in Henan Province and namely the statute of an advanced technology enterprise.

Article 44. Finance and accounting of the Joint Venture shall be handled in accordance with the "Regulations of the People's Republic of China on the
Financial Administration for Foreign Investment Enterprises" and the "Accounting
System for the Foreign Investment Enterprises." The fiscal year of the Joint
Venture shall be from January 1 to December 31 of each year. All vouchers, receipts, statistical statements, reports and account books shall be written in
Chinese, provided that any such documents upon request of Party B shall be translated into English. Monthly, quarterly and annual financial reports shall be prepared in Chinese and English and submitted to the board of directors.

Article 45. The Joint Venture shall engage an accountant registered in China agreed upon by both Parties to conduct its annual financial audit and examination and to provide a report for submission to the board of directors and the general manager, in the event that Party B considers it necessary, a foreign auditor may be engaged to conduct a separate annual financial audit.

Article 46. All disbursements shall be signed by the general manager or his authorized personnel.

Article 47. Within the first three (3) months of each fiscal year, the general manager shall organize the preparation of a balance sheet and a profit and loss statement in respect of the preceding year as well as a proposal regarding the allocation and distribution of profits, and submit them to the board of directors for approval after being examined and signed by the auditor. Dividends to be paid to Foreign Party shall be transferred in foreign currencies.

Article 48. Upon the decision of the board of directors, the Joint Venture will distribute dividends to the shareholders proportionately to their shareholding, subject to the following:

          When the three funds are allocated in accordance with Article 43, and any loans are repaid by the Joint Venture in accordance with the terms thereof, the after-tax profits of the Joint Venture shall be distributed based upon the ratio of each Party's registered capital.
          The profits shall be decided by the Board of  Directors whether for distribution or for the expansion of the Joint  Venture's business, provided, however, that where profits are used for expansion the Board of Directors shall distribute  the profits that are available for distribution an amount of profits  sufficient to enable each Party to pay the tax liabilities, if any, that they each may incur in respect of the Joint Venture's profits.  If the Joint Venture has incurred losses in previous years, the profits of the current year shall be first used to make up losses.  The Joint Venture shall not distribute profits until he previous losses are made up.  Remaining profits from previous years may be added to the current year for profits distribution, or for distribution after making up the current year deficit.  The profits of Party may be used for further investment inside China or may be remitted outside China.

          Where the Joint Venture has foreign currency available for profit distribution, each Party shall receive an amount of such foreign currency in proportion to its respective contribution to registered capital.  The Joint Venture shall assist each Party upon requesting exchanging profits available for distribution in Renminbi into United
          States Dollars using the Foreign Exchange Adjustment Centers and any other reasonable methods that ma be available to the Joint Venture or any Party.  The costs of cash exchanges shall be borne by the Party receiving the foreign currency profit distribution.  All profits distributed to Party B in foreign shall be freely remittable outside of China to a bank account designated by such Party.  If Party A desires to convert into Renminbi any of the foreign currency it receives pursuant to this Article, it shall first offer such foreign currency to Party B at an exchange rate to be agreed by the Parties.

                       Chapter 8 Foreign Exchange Control

Article 49. All foreign exchange matters of the Joint Venture shall be handled in accordance with the provision of the "Provisional Regulations of the People's
Republic of China on Foreign Exchange Control" and other relevant regulations.
The Joint Venture shall remit the profit due to the Foreign Party to bank accounts designated by the Foreign Party respectively in accordance with the
"Regulations of the People's Republic of China on the Foreign Exchange Control."

Article 50. The Joint Venture is entitled to open foreign exchange deposit accounts and Renminbi deposit accounts with the Bank of China or other designated banks. All foreign exchange receipts of the Joint Venture (including capital contributions made by Party B, loans from foreign banks, export revenues, and so forth) shall be deposited in the Joint Venture's foreign exchange deposit account. All normal foreign exchange disbursements, as listed here below but not limited to, by order of priority: - principal and interest repayments for foreign bank loans. - import of raw materials. - salaries of foreign staff, overseas traveling expenses. - technical assistance contract. -
transportation expenses. - dividends to the Foreign Party.

Article 51. Based on its business needs, the Joint Venture may borrow foreign exchange funds from banks abroad or in Hong Kong, provided that the Joint
Venture shall file such matters with the local Administration of Foreign
Exchange Control for the record within fifteen (15) days of borrowing as required by law.

Article 52. Renminbi shall generally be used in the settlement of accounts for transactions between the Joint Venture and the Chinese entities, enterprises or individuals unless otherwise approved by the local Administration of Foreign
Exchange Control or where relevant government regulations permit the Joint
Venture to use foreign exchange in the settlement of accounts.

Article 53. The Joint Venture will be entitled to utilize all legal means in order to obtain the foreign currencies needed such as swap centers or all other legal exchange structure.

                           Chapter 9 Staff and Workers

Article 54. Policies relating to matters as the total number of workers, recruitment, dismissal, wages, welfare, benefits, labor insurance, bonuses and labor discipline shall be determined by the general manager in accordance with
Labor Law of the P.R. China, the "People's Republic of China Administration on
Labor Management of Foreign Investment Enterprises Provisions" and other promulgated relevant P.R. China laws and regulations, the policies stipulated by the board of directors, and the actual financial conditions of the Joint
Venture.

Article 55. The Joint Venture shall have the right to recruit and hire employees directly from any available sources in the P.R. China. In all cases, the Joint
Venture shall employ only those employees who are sufficiently qualified for employment, as determined through tests and/or examinations.

Article 56. The Joint Venture, acting through the general manager, will sign individual labor contracts with each of its employees. Each labor contract shall include type of work, technical ability and wages of such employee, according to the framework duly approved by the board of directors, and shall be filed for reference at the local labor management department.

Article 57. The employees of the Joint Venture shall have the right to establish a labor union in accordance with relevant P.R. China laws an regulations. The labor union shall have the right to represent the interest of employees in signing labor agreement and in supervising the execution of labor contracts. It shall have the right to protect the legal rights and material benefits of the employees, and shall assist in the mediation of labor disputes when requested by the relevant employee or the Joint Venture.

                              Chapter 10 Insurance

Article 58. The Joint Venture shall maintain appropriate insurance policies with an insurance company in P.R. China. The types, value and duration of insurance shall be decided by the board of directors in accordance with the standards of the insurance company in P.R. China. The Joint Venture should maintain the insurance for all staff and workers in the local labor management department.

                  Chapter 11 Term, Termination And Liquidation

Article 59. The term of this Joint Venture shall be thirty (30) years from the date when the appropriate government authority issues the Joint Venture its business license signifying legal person status.

Article 60. If the Board of Directors agrees to extend the term, the Joint
Venture shall submit an application to the examination and approval authority no less than one hundred eighty (180) days before the expiration of the term.

Article 61. A Party may give written notice the other Party to terminate the
Joint Venture before the expiration of the term:, if any of the following occurs:

     1. Any Party violates this the terms of these Articles or the Joint Venture
Contract or regulations, and fails to resolve the violation within sixty (60)
days after it receives written notice of the violation;

     2. The accumulated losses of the Joint Venture exceed 100% of its total registered capital while respective Parties cannot reach a written agreement on a plan to adjust the Joint Venture's capital structure;

     3. The Party assigns its investment in the registered capital in violation of these Articles;

     4. The Joint Venture's property or substantial part thereof is imposed or taken by any government so that the Joint Venture cannot carry on its production and management;

     5. Force Majeure (see Article for a definition of Force Majeure) or its consequences remain over one hundred twenty (120) days while respective Parties fail to find a fair solution in accordance with Article ;

     6. An unexpected situation occurs which creates difficulties for the normal operation of the Joint Venture;

     7. If the operation of the Joint Venture violates Chinese laws, the Agency for Registration and Administration and the examination and approval authority will jointly terminate the operation of the Joint Venture in accordance with law; or

     8. The arbitration body or the People's Court terminates these Articles for cause in accordance with the laws of the People's Republic of China.

Article 62. If one party issues a notice requesting a termination of the Joint
Venture, the Parties shall hold negotiations and make efforts to solve the problem leading to the desire to terminate the Joint Venture within sixty (60)
days after the issue of the notice. If the Parties cannot reach an agreement to settle the problem after sixty (60) days, the Board of Directors shall submit an application to the examination and approval authority for dissolution, and provisions in Article 63 shall be applied.

Article 63. If the term of the Joint Venture in not extended in accordance with
Article 60, or if no agreement is reached in accordance with the provisions of
Article 62 and one Party submits an notice of dissolution under Article 61, the
Joint Venture may carry out its operations only under the following circumstance: one of the Parties gives notice to the other Party, stating a desire to purchase the other Party's rights and interests (a Purchase Notice) in the Joint Venture, and offers to purchase the above rights and interests on the following conditions:

     1. The price of the purchase is negotiated until all Parties are satisfied;
if respective Parties fail to reach an agreement within four (4) weeks after they receive the Purchase Notice, the price shall be decided according to the next paragraph.

     2. Each Party selects an accountant or an assessor officially registered in
China to jointly value the Joint Venture in U.S. Dollars. The above appointment shall be sent in the form of written notice to other Parties within six (6)
weeks after the date when the Purchase Notice is issued. Failure by a Party to select an accountant or an assessor shall cause the Party to forfeit its right to do so. The team of the accountants and assessors shall complete and carry out the valuation of the Joint Venture within four (4) weeks on the following conditions: the Joint Venture shall continue operation and shall continue to have the right to use the Joint Venture assets. If the accountants and or assessor cannot agree on a value, the average of the values assigned by each accountant or assessor shall be the value used. The purchase price shall equal the value of the Joint Venture multiplied by the percentage of the registered capital owned by the seller.

     3. The purchase price decided upon in the above Article 63.1 or 63.2 shall be transferred by the buyer to the seller within fourteen (14) days after the value is determined.

     4. If the seller is Party B, the purchase price shall be paid in U.S.
Dollars.

     5. If no agreement is reached upon the above provisions concerning the purchase price, or if the seller does not receive the total payment in accordance with the above regulation, the Joint Venture shall carry out liquidation.

Article 64. If the Joint Venture does not continue operation according to the conditions described in Articles 59 through 63, the Joint Venture shall dissolve and carry out liquidation under the leadership of the liquidation committee.

Article 65. The liquidation committee shall consist of the Board of Directors.
The liquidation committee shall arrange the handling of the capital and property of the Joint Venture. The liquidation committee shall value the properties and sell them, and the committee shall use its reasonable efforts to obtain the highest possible sale price. If a Party hereto shall offer an amount not lower than that of a third party, the Party hereto shall have the priority of buying the property.

Article 66. The property of the Joint Venture shall, by all possible means, be sold in foreign currencies that are validly convertible to other foreign currencies. After liquidation and when all other debts and due taxes (including the expenses and the rewards of the liquidation committee) are paid, the remaining capital (including that in foreign currency) shall be divided according to the Parties' registered capital. All the money that is to be paid to Party B shall be in U.S. Dollars and shall be transferred to the foreign bank appointed by Party B. If there is an insufficient amount of U.S. currency to pay
Party B, the liquidation committee shall purchase the amount of foreign currency from the Foreign Exchange Adjustment Center to pay Party B.

Article 67. When the bank outside China appointed by Party B has received the money that is to be paid to Party B or it has received liquidation property from the Joint Venture outside China, and Party B no longer bears any responsibility or debts to the Joint Venture and or Party A, Party B shall cease to enjoy any rights of the Joint Venture. This provision shall apply equally to Party A.

Article 68. Force Majeure

"Force Majeure" refers to affairs that occur after these Articles are effective, and that prevent any Party from performing, fully or partially, its obligations under these Articles, and that occurrence cannot be controlled by the respective
Parties or the Joint Venture, cannot be anticipated or cannot be avoided even if it is anticipated, including such events as earthquake, typhoon, fire, flood, war and others.

If Force Majeure occurs, the Party affected thereby shall be allowed to cease fulfilling its liabilities under these Articles, not including the liabilities arising out of guarantees to third parties, during the period affected by the
Force Majeure.

The Party that claims the occurrence of Force Majeure shall immediately notify the other Party, present proper proof of the occurrence of Force Majeure and make all reasonable efforts to terminate the Force Majeure and its influence.

When Force Majeure occurs, the Parties shall immediately consult each other to find a rational solution, and make all efforts to reduce the effects of the said
Force Majeure to the least possible extent.

The Party which is prevented from satisfying its obligations under these
Articles because of Force Majeure is not responsible for violating the terms of these Articles. As soon as the Force Majeure is over, the Party shall fulfill its responsibilities immediately by appropriate measures, otherwise the Party shall be seen as violating the provisions of these Articles and will be held responsible for the results of such breach.

                        Chapter 12 Resolution of Disputes

Article 69. The signing, effective date, explanation, and implementation of these Articles, and the resolution of any disputes concerned with these Articles shall be governed by the published Chinese laws. If the dispute fails to be resolved within sixty (60) days after consultation has begun, it shall be resolved through arbitration for a final and indisputable solution as set out in the next paragraph.

Article 70. If the dispute is not resolved within the time period stated in the previous paragraph or such longer period as the Parties agree to in writing at that time, then the dispute shall be submitted to the Arbitration Institute of the Stockholm Chamber of Commerce in Stockholm, Sweden for final decision in accordance with the Arbitration Rules of the Institute. Arbitration shall be conducted as follows:

     1. English Proceedings.  All proceedings in any such arbitration shall be conducted in English.

     2. Three Arbitrators.  There shall be three (3) arbitrators, all of whom shall be fluent in English. The Party or Parties acting as plaintiffs shall appoint one arbitrator and the Party acting as defendant shall appoint one arbitrator and the third arbitrator shall be appointed by the President of the
Arbitration Institute and shall serve as chairman of the Panel.

     3. Award Binding.  The arbitration award shall be final and binding on the
Parties, and the Parties agree to be bound thereby and to act accordingly.

     4.  Costs.  The costs of arbitration shall be borne by the losing Party, unless otherwise determined by the arbitration award.

     5. Obligations to Continue. When any dispute occurs and when any dispute is under arbitration, expect for the matters under dispute, the Parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under these Articles.

     6. In any arbitration proceeding, any legal proceeding to enforce any arbitration award or any legal action among the Parties in relation to this
Contract, each Party expressly waives the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state. Any award of the arbitrators shall be enforceable by any court having jurisdiction over the Party against which he award has been rendered, or wherever assets of the Party against which the award has been rendered can be located and shall be enforceable in accordance with
"United Nations Convention on the Recognition and Enforcement of Foreign
Arbitral Awards (1958)."

                            Chapter 13 Applicable Law

Article 71. The execution, validity, interpretation and performance of these
Articles and dispute resolution under this Articles shall be governed and protected by the laws of the People's Republic of China.

                   Chapter 14 Effectiveness of These Articles

Article 72. The amendment to these Articles shall be presented to Board of
Directors for passage and to the original examining and approving authority for ratification.

Article 73. These Articles shall be regarded as invalid if the Joint Venture
Contract is terminated.

Article 74. These Articles are written in Chinese.

Article 75. These Articles , as well as any amendments, shall not come into force before the approval of the examining and approving authority.

Article 76. These Articles were signed by the representatives from party A and party B in Jiaozuo City Henan Province on January 2th 2000.